Exhibit 23.1

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

June 2 , 2016

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No.2 of our report dated January 25, 2016, relating to the financial statements of Wike Corp. as of December 31, 2015 and 2014, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s /PLS CPA
     PLS CPA, A Professional Corp.
     San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board